Exhibit 10.21
Rush Street Interactive, Inc.
900 N. Michigan Avenue, Suite 950
Chicago, Illinois 60611

December 29, 2025
VIA ELECTRONIC MAIL
Paul Wierbicki, Esq.

Re:    Amended & Restated Offer of Employment from Rush Street Interactive, Inc.
Dear Paul:
We are pleased to confirm our amended and restated offer of employment to you as the Chief Legal Officer of Rush Street Interactive, Inc. (the "Company") and Rush Street Interactive, LP ("RSILP"). The purpose of this letter is to set forth the terms of our amended and restated offer of employment.
Start Date & Compensation
Your employment already commenced on July 15, 2021 ("Start Date"). Your current bi-weekly base salary is $16,730.77, which, annualized equals $435,000.00 ("Base Salary"). Base Salary is paid in accordance with the Company's typical payroll procedures and is prorated for any partial months worked.
Upon your Start Date, you became eligible to participate in any employee benefit plans that are generally available to the Company’s and RSILP’s senior executives subject to the terms and conditions of those plans. You may refer to the Company’s and RSILP’s summary plan description and its policies for more detailed information about the Company’s and RSILP’s benefit policies and programs.
On the commencement of your employment, you became eligible to participate in the Company's discretionary bonus plan. Bonuses under the plan are determined in the Company’s discretion and may be changed or discontinued at any time, provided that if the bonus plan is discontinued or your discretionary bonus opportunity is materiality reduced, this would provide Good Reason for your termination, subject to the Company’s right to cure as set forth below.
Upon your execution of this letter, your discretionary target bonus under the current discretionary bonus plan will be 60% of any Base Salary that was actually paid out during the bonus plan year. Subject to applicable law, discretionary bonus awards are contingent upon your performance and continued employment with the Company on the discretionary bonus payment date.

In addition, you are eligible to participate, subject to its terms and conditions, in the Company's long-term incentive compensation plan (as may be amended, modified or supplemented, the "Long-Term Compensation Plan"). The amount of your annual long-term incentives under the Long-Term Incentive Plan is to be equal to at least 1.6 times your annual Base Salary, with the final amount to be determined by the Compensation Committee of the Company’s Board of Directors (the “Board”). Subject to the terms of the Long-Term Compensation Plan and approval of the Board, your Long-Term Compensation grants shall vest on the same terms as incentive equity awards granted to similarly situated senior executives of the Company.
Duties
You are employed as Chief Legal Officer of the Company and report to the Company's Chief Executive Officer. In this capacity, you are a member of the Company’s senior executive team and will be responsible for legal and government affairs of the Company and oversight and management of the Company’s legal department with all attorneys of the Company reporting to you. During your employment as Chief Legal Officer, you may continue to serve as a member of the Board. It is the Company’s policy that any Company employee, including any senior executive, serving as a member of the Board shall not be entitled to receive any additional compensation for such service on the Board. Accordingly, other than compensation granted to you prior to the date of this letter in connection with your service as a member of the Board, in the event you serve as a member of the Board, you shall not be entitled to any additional compensation for such service following commencement of your employment.
During your employment with the Company, you will devote your full working time in service as Chief Legal Officer. The Company acknowledges that you will continue to provide services to LAMB Capital Advisors, LLC, Rush Street Gaming, LLC and their affiliates (the “Other Entities”) and agrees that those services will not be deemed a violation of this Agreement to the extent such duties do not materially interfere with your responsibilities to the Company. The Other Entities will reimburse the Company for a portion of your Base Salary and bonus as mutually agreed by them and the Company; provided that, any such mutually agreed reimbursement arrangement shall not affect your compensation otherwise described herein. The Company acknowledges that you will have confidentiality and fiduciary obligations to the Other Entities and hereby directs you to comply with those obligations during your employment with the Company.
Payments at Termination
If, during your employment with the Company, you are terminated without Cause or resign for Good Reason, you will receive the following benefits (the “Severance Benefits”) provided you timely sign and do not revoke a release of claims, as further described herein:
i)    a prorated annual bonus for the year of termination based on actual performance, payable when bonuses are paid to other employees of the Company and in no event later than March 15 of the calendar year following the year of termination;

ii)    a cash severance payment equal to the sum of your annualized Base Salary and target bonus; provided, however, that if you are terminated without Cause or resign for Good Reason within twenty-four (24) months following a Change in Control, such amount shall increase to twice the sum of your annualized Base Salary and total bonus opportunity (meaning the greater of your target bonus or the average actual bonus paid over the most recent two years prior to the Change in Control). Any cash severance payment will be payable in 12 monthly installments in arrears commencing in the month following termination of employment (subject, potentially, to any delay required to avoid Section 409A penalties as further described herein); and
iii)    payment of COBRA health care continuation premiums for 12 months, provided that you timely elect COBRA coverage; and
iv)    partial accelerated vesting of unvested time-based equity awards (specifically acceleration of equity that would have otherwise vested within 12 months following the date of termination) which awards shall be settled upon vesting in accordance with the terms of the applicable equity award agreement(s), and the opportunity to vest in a portion of your performance-based equity award, which may be earned based on pro-rata amount (from start of performance period through date of termination) and actual performance determined at end of performance period, which awards shall be settled within sixty (60) days following the end of the applicable performance period identified in the applicable equity award agreement(s).
Any obligation of the Company to provide the Severance Benefits is conditioned on you signing and returning to the Company (without revoking) a timely and effective release of claims in the form provided by the Company by the deadline specified therein, all of which (including the lapse of the period for revoking the release of claims as specified in the release of claims) shall have occurred no later than the sixtieth (60th) calendar day following the date of termination (any such release submitted by such deadline, the “Release of Claims”) and on your continued compliance with any restrictive covenants agreements by which you are bound in favor of either of the Company or RSILP and any other commitments that survive termination of your employment. The Release of Claims shall be provided to you within seven (7) days following the date of termination and shall not require you to release any claims for the Severance Benefits. Notwithstanding the foregoing, all severance pay to which you are entitled hereunder shall be payable with the first payment retroactive to the one month anniversary of your termination if the Release of Claims is not yet effective as of that date and to the extent the sixty (60) calendar days from the date your employment terminates spans two calendar years, in no event will any of the Severance Benefits be paid prior to the second such calendar year. The Release of Claims required for Severance Benefits creates legally binding obligations on your part and the Company therefore advises you to seek the advice of an attorney before signing the Release of Claims.
Treatment of Equity Upon a Change in Control
Upon any change in control (“Change in Control” as that term is defined in the Company’s Long-Term Compensation Plan) during your employment with the Company, with respect to any of the Long-Term Compensation Plan equity grants described above that you have received, but have not vested, the following treatment shall apply:
•If, during your employment with the Company, you are terminated without Cause or resign for Good Reason within twenty-four (24) months following a Change in Control:
oAny granted but unvested time-based equity awards shall vest in full; and
oAny granted but unvested performance-based equity awards fully vest, based upon the greater of target or Company’s actual performance achieved (as set forth in the award agreement) through the date of the Change in Control.
oEach of the vested amounts described herein shall also constitute a Severance Benefit and be subject to the Release of Claims requirements described above.

•Any granted but unvested performance-based equity awards shall immediately, at the successor entity’s option, be replaced with new performance-based publicly traded equity awards, provided that if replaced, the value of and associated performance conditions (including the time period for such performance and vesting) of any such replacement awards can be substantially replicated to those of any performance-based equity award being replaced.

•If the successor entity does not assume, convert, or replace the performance-based equity awards as set forth above, such performance-based equity awards shall fully vest, based upon the greater of target or Company’s actual performance achieved (as set forth in the award agreement) through the date of the Change in Control, and be settled upon (or immediately prior to) the Change in Control.

For the purposes of this letter "Cause" means your:
i)willful failure to substantially perform the lawful instructions of the Company (other than as a result of total or partial incapacity due to physical or mental illness) following the Company's written notice to you of such failure and you failing to cure such failure within 10 days;
ii)theft or embezzlement of Company property;
iii)dishonesty in the performance of your duties resulting in material harm to the Company;
iv)failure or inability to obtain or maintain required licenses/permits as required by any applicable statute, rule, or regulation relating to gaming in jurisdictions where the Company has operations or seeks to have operations, provided that if curable, you shall have the opportunity to avail yourself of any appeal of any denied license or permit provided that you are permitted to continue working for the Company during such appeal period;
v)inability to work for the Company at the direction of any applicable gaming board or commission;

vi)engaging in any act that constitutes (a) a felony under the laws of the United States or any state or federal district thereof or, where applicable, any other equivalent offence (including a crime subject to a custodial sentence) under the laws of any applicable jurisdiction, or (b) any other crime involving moral turpitude;
vii)willful or gross misconduct in connection with the exercise or failure to exercise your duties which, in the reasonable good faith judgment of the Company, could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company or its affiliates; or
viii)breach of the provisions of any restrictive covenant with the Company or its affiliates.
For the purposes of this letter "Good Reason" means any of the following occurrences, which the Company fails to cure within 30 days of you giving written notice of any event that would constitute Good Reason:
i)a material diminution in your Base Salary or annual bonus opportunity;
ii)a material diminution in your authority, duties or responsibilities;
iii)a material diminution in the authority, duties, or responsibilities of the supervisor to whom you are directed or required to report;
iv)a material change in the geographic location (in excess of 50 miles) at which you are required to perform the services required by your position; or
v)any other action or inaction that constitutes a material breach of any agreement under which you provide services to the Company.

At-Will Employment
Your employment with the Company will be, at all times, at will rather than for a defined period. This means that you may leave your employment with the Company at any time, and the Company may, in its sole discretion, terminate your employment at any time without notice and for any reason or no reason at all. No one other than the Company's Chief Executive Officer has the authority to alter the at-will nature of your employment, to enter into an agreement for employment for a specified period of time, or to make any agreement that amends or alters the terms and conditions of this letter, and in any case, any such agreement must be in writing, must reference this letter of agreement and must be signed by the Chief Executive Officer.
Compliance with Gaming Laws
As required by the statutes, rules and regulations relating to gaming where the Company operates or is regulated (collectively, the "Gaming Laws"), you must timely obtain and maintain all permits or licenses required under the Gaming Laws. In addition, you agree to comply with all Gaming Laws applicable to you as an employee, officer and/or director of the Company as well as to assist the Company, as necessary, in complying with the Gaming Laws.
Notwithstanding any other provision of this offer, if you fail to comply with the Gaming Law or if you are denied a required license or permit following the end of all applicable appeal periods, or if a regulator in a jurisdiction where the Company operates or is regulated requires that the Company terminate your employment, your employment shall terminate immediately, without notice or action and without liability on the part of Company.
Section 409A.
    Notwithstanding anything in this offer letter to the contrary, the payments and benefits provided under this offer letter are intended to be exempt from, or to comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be limited, construed and interpreted in accordance with such intent. Nevertheless, to the extent that any payment or benefit hereunder is determined to constitute “nonqualified deferred compensation” subject to Section 409A, then, if you are deemed to be a “specified employee" within the meaning of Section 409A at the time of your “separation from service” (as defined in Section 409A), any such payment or benefit that would otherwise be payable upon or within six (6) months following such separation from service shall instead be delayed until the earlier of (a) the date that is six (6) months and one day following your separation from service, or (b) the date of your death. Any payments so delayed shall be paid in a lump sum on such date, and all subsequent payments shall be paid in accordance with the terms of this offer letter. Each payment under this offer letter shall be treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from or compliant with Section 409A, and in no event shall the Company or any of its affiliates be liable for any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.
Confidentiality Obligations
During and after your employment with the Company, you will not knowingly use, disclose or transfer any Company Confidential Information other than as authorized in writing by the Company or within the scope of your duties with the Company. Anything herein to the contrary notwithstanding, this provision shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order you to disclose or make accessible any information; or (ii) as to information that becomes generally known to the public other than due to your violation of this provision. “Company Confidential Information” means information known to you to constitute trade secrets or proprietary information belonging to the Company or other confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the company or its business, operations, or internal matters, in each case, received by you in the course of your employment by the Company or in connection with your duties with the Company. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede you (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation.  You do not need the prior authorization of the Company to make any such reports or disclosures and you shall not be required to notify the Company that such reports or disclosures have been made.
Additional Conditions of Employment and Offer Terms
In addition to compliance with Gaming Laws, please note that this amended and restated offer and your continued employment with the Company are contingent upon:
1.Your successful completion of any pre-employment screening process that the Company may require, which includes verification of your eligibility to work and the signing any requisite authorization forms to facilitate such efforts;
2.You remaining in good standing with the Company and, in its discretion, any applicable gaming boards/commissions and the Company receives all required approvals to create your position from gaming boards/commissions;
3.Your execution of additional agreements and your pledge to perform additional obligations as required, from time to time, by Company policy, applicable law, and Gaming Laws. Your eligibility for salary increases, bonuses and to participate in any Long-Term Compensation will require your execution of and adherence to restrictive covenants and such other agreements;

4.Your acknowledgement and continued agreement that, in addition to the terms mentioned in this offer letter, you will be subject to the rules and regulations applicable to all Company employees;
5.Your acknowledgement that your ownership of any equity is subject to any policy that may be adopted by the Company, including any phase-in requirements;
6.Your acknowledgement that all disputes arising out of your employment shall be resolved by arbitration;
7.Your acknowledgement that any amounts paid or payable pursuant to agreement are subject to recoupment to the extent necessary to comply with applicable law (including Dodd-Frank Act requirements) and/or any policy that the Company may adopt);
8.Your acknowledgement that payments of amounts or awards due pursuant to this amended and restated letter may be delayed in the Company’s discretion for the purpose of complying with Section 409A as advised by counsel; and
9.Your execution of a confidentiality and restrictive covenant agreement in a form provided by the Company. Such agreement will, among other things, prohibit you (except as expressly permitted by this letter) from being employed, or working with in any manner, any internet or application business or gaming establishment doing business in the United States where wagering is allowed including sports betting platforms or any business subject to applicable gaming laws and regulations under any applicable laws where the business operates or is regulated, for a period of 18 months following the termination of your employment with the Company. The agreement will also prohibit you from soliciting the Company’s personnel for a period of 18 months after your employment is terminated for any reason.
10.In the event of any inconsistency between the terms of this Agreement and any executive change in control or other severance plan approved by the Compensation Committee, the more favorable terms to you of any such plan or this Agreement shall govern and control.
By signing below, you represent and warrant that you are not currently a party to any agreement or other restriction that you would violate by accepting this offer and performing the duties contemplated by this offer. This offer letter constitutes the entire agreement between you and the Company and supersede all prior agreements, understandings, or arrangements, whether oral or written, among the parties with respect to any matter related to this employment offer.

Please accept this offer by signing this amended and restated offer of employment where indicated and returning it to me.

Sincerely,

/s/ Richard Schwartz
Richard Schwartz
Chief Executive Officer
Rush Street Interactive, Inc.

I accept and agree to all terms and conditions of this amended and restated offer of employment:

/s/ Paul Wierbicki	December 29, 2025
Paul Wierbicki	Date